EXHIBIT 4.4
AMENDMENT NO. 1
TO
REGISTRATION RIGHTS AGREEMENT
     Amendment No. 1 (this “Amendment”), dated as of September 15, 2010, to the Registration Rights Agreement (the “Registration Rights Agreement”), dated as of July 16, 2010, between VocalTec Communications Ltd., a company organized under the laws of the State of Israel (the “Company”) and Daniel Borislow (the “Stockholder”).
     WHEREAS, the parties to this Amendment desire to amend Section 2.a. of the Registration Rights Agreement to extend the period of time in which the Company shall file a Registration Statement with the SEC to 90 days and to allow other stockholders of the Company to include their ordinary shares in such Registration Statement; and
     WHEREAS, Section 10 of the Registration Rights Agreement provides that the Company and the Stockholder may amend the Registration Rights Agreement with the written consent of both parties.
     NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, and intending to be legally bound hereby, the undersigned parties agree as follows:
1.	Definitions. Capitalized terms used herein, but not otherwise defined herein, shall have the meanings assigned to such terms in the Registration Rights Agreement.

2.	Amendment. Section 2.a. of the Registration Rights Agreement is amended and restated in its entirety as follows:
“a. Mandatory Registration. Upon the terms and subject to the conditions set forth in this Agreement, the Company shall file with the SEC within ninety (90) calendar days of the date of this Agreement a Registration Statement. The Registration Statement shall register the Registrable Securities and may register ordinary shares of other stockholders of the Company. The Stockholder and his counsel shall have a reasonable opportunity to review and comment upon such registration statement or amendment to such registration statement and any related prospectus prior to its filing with the SEC. The Stockholder shall furnish all information reasonably requested by the Company for inclusion therein. The Company shall use its reasonable best efforts to have the Registration Statement or amendment declared effective by the SEC at the earliest possible date following the filing thereof. The Company shall use reasonable best efforts to keep the Registration Statement effective pursuant to Rule 415 promulgated under the Securities Act (or any successor rule providing for offering securities on a continuous basis) and available for sales of all of the Registrable Securities at all times until the earlier of (i) the date as of which the Stockholder may sell all of the

Registrable Securities without restriction pursuant Rule 144 promulgated under the Securities Act (or successor thereto) or (ii) the date on which the Stockholder shall have sold all the Registrable Securities owned by him (the “Registration Period”). Each of the Company and the Stockholder hereby undertakes and agrees (each with respect to the information provided by such party to be included in the Registration Statement) that the Registration Statement (including any amendments or supplements thereto and prospectuses contained therein) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein, or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.”
3.	Condition to Effectiveness. This Amendment shall become effective on and as of the date first written above.

4.	Continued Effectiveness of the Registration Rights Agreement. Except as otherwise expressly provided herein, the Registration Rights Agreement is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects.

5.	Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

6.	Headings. Section headings herein are included for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

7.	Governing Law. This Amendment and the rights and obligations of the parties hereunder shall be construed in accordance with and be governed by the law of the State of New York, without giving effect to principles of conflicts of laws thereof.
[Signature Pages to Follow]

     IN WITNESS WHEREOF, this Amendment has been duly executed as of the date first written above.

VOCALTEC COMMUNICATIONS LTD.
By:	/s/ Peter Russo
	Name:	Peter Russo
	Title:	Chief Financial Officer

Daniel Borislow
By:	/s/ Daniel Borislow
	Name:	Daniel Borislow

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